As filed with the Securities and Exchange Commission February 5, 2004

File No. 33-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RTG VENTURES, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3666743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Berkeley House
Berkeley Square
London W1J 6BD, England

(Address of principal executive office, including zip code)

AGREEMENT WITH RAICE PAYKIN & KRIEG LLP

(Full Title of the Plan)

BARRINGTON J. FLUDGATE

185 Madison Ave., 10th Floor
New York, NY 10016

(646) 335-8998

(Name, address, including zip code, telephone number, including area code, of agent for service)

with a copy to:

RAICE PAYKIN & KRIEG LLP

185 Madison Avenue, 10 th Floor

New York, New York 10016

David C. Thomas, Esq.

(212) 725-4423

CALCULATION OF REGISTRATION FEE*

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	100,000 Shares	$0.38	$38,000	$3.07

* Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on the average of the bid and asked prices reported by the national quotation bureau for over-the-counter trading for January 23, 2004

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.

Plan Information.

Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2.

Registrant Information and Employee Plan Annual Information.

Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by RTG Ventures, Inc.  (the Company) with the Securities and Exchange Commission (the Commission) are incorporated by reference in this Registration Statement.

The description of Common Stock contained in the Company's Registration Statement on Form SB-2 filed on March 27, 2003, including all amendments or reports filed for the purpose of updating such description

The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003, as amended.

The Company's Quarterly Report on Form Q-SB for the fiscal year ended August 31, 2003 and November 30, 2003.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement will be passed upon for the registrant by Raice Paykin & Krieg LLP, counsel to the registrant.

Item 6.

Indemnification of Directors and Officers

The Company's Articles of Incorporation provide that, to the fullest extent permitted by law, none of the Company's directors or officers shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, the Company shall have the power, by its by-laws or in any resolution of its shareholders or directors, to undertake to indemnify the officers and directors of the Company against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of the Company's controlling persons, directors or officers that would affect his or her liability in that capacity.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits:

See Exhibit Index

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement  (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) (a)and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes the agent for service named in the registration statement as attorney-in-fact, to sign on his behalf individually and in each capacity stated below and file all amendments and post effective amendments to the registration statement, and the Company hereby confers like authority to sign and file on its behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on January 29, 2004.

RTG Ventuires, Inc.

/s/ Linda Perry

By Linda Perry

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Linda Perry	Chief Executive Officer and Director	January 29, 2004
Linda Perry
/s/ Barrington J. Fludgate	Chief Financial Officer and Director	January 29, 2004
Barrington J. Fludgate

Exhibit Index

Exhibit

No.

Description

(1.1)

Articles of Incorporation of the Company filed with the Florida Secretary of State (incorporated by reference to Exhibit 3.(I) to the Company's Registration Statement on Form SB-2, filed with the Commission on March 27, 2002)

(1.2)

Articles of Amendment of Articles of Incorporation of the Company filed with the Florida Secretary of State (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-8, filed with the Commission on July 29, 2003)

(1.3)

By-Laws of the Company (incorporated by reference to Exhibit 3.(II) to the Company's Registration Statement on Form SB-2, filed with the Commission on March 27, 2002

(5.1)       Legal opinion of Raice Paykin & Krieg LLP

(23.1)     Consent of Raice Paykin & Krieg LLP (contained in Exhibit 5.1)

(23.2)      Consent of Goldstein & Morris CPA’s PC.

(24.1)      Powers of Attorney (included on the signature page to this registration statement)

(99.1)      Agreement with Raice Paykin & Krieg LLP